Exhibit 3.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
EMERITUS CORPORATION

Section 3.2 of the Amended and Restated Bylaws of Emeritus Corporation's is amended by revising the first sentence thereof to read as follows:

"The Board shall be composed of not less than two nor more than thirteen directors, the specific number to be set by resolution of the Board."

Accordingly, Section 3.2, in its entirety, as amended, reads as follows:

The Board shall be composed of not less than two nor more than thirteen directors, the specific number to be set by resolution of the Board.  The number of Directors may be changed from time to time by amendment to these Bylaws, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.  Prior to the 1996 annual election of Directors, unless a Director dies, resigns, or is removed, his or her term of office shall expire at the next annual meeting of shareholders.

Prior to the 1996 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders.  At the 1996 annual election of Directors, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible.  At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders.  At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders.  Notwithstanding any of the foregoing provisions of this Section 3.2, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors.  Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing First Amendment to the Amended and Restated Bylaws of Emeritus Corporation was duly adopted by the Board of Directors of Emeritus Corporation.

May 30, 2007		EMERITUS CORPORATION

	By:	/s/ RAYMOND R. BRANDSTROM
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer and Secretary